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                                                                    EXHIBIT 99.4



                                 PROMISSORY NOTE


$2,093,150                                                Minneapolis, Minnesota
                                                                  August 6, 2001


         For value received, the undersigned, Robert C. Pohlad ("Debtor"), hereby promises to pay to the order of Texas Financial Bancorporation, Inc. (the "Creditor"), the principal sum of Two Million Ninety-three Thousand One Hundred Fifty Dollars ($2,093,150), together with interest on the principal amount remaining unpaid from time to time at an annual rate of 3.9% per annum, which shall be paid in a single installment on January 15, 2002 equal to the principal balance plus accrued interest.

         This Note is issued pursuant to that certain Stock Purchase Agreement dated as of July 24, 2001, by and between the Debtor and the Creditor and may not be pre-paid by Debtor without the consent of the Creditor.

         This Note shall be immediately due and payable (including unpaid interest accrued hereon) without demand or notice thereof upon the occurrence of any one of the following: (a) Debtor shall become insolvent or otherwise unable to pay its debts as they mature, (b) the Debtor shall make a general assignment for the benefit of creditors, (c) the Debtor shall file a voluntary petition for bankruptcy or have filed against it an involuntary petition for bankruptcy, (d) the Debtor shall apply for the appointment of a receiver or trustee for substantially all of its property and assets or shall permit the appointment of such a receiver or trustee who is not discharged within thirty (30) days, or (e) all or substantially all of the capital stock or assets of the Debtor are sold, assigned or transferred to one or more individuals or entities, other than to Carl R. Pohlad and members of his immediate family or any entity owned or controlled by them.

         The Debtor hereby agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

         Presentment, notice of dishonor and protest are expressly waived.



                                       DEBTOR:  ROBERT C. POHLAD


                                       /s/ Robert C. Pohlad
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